Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Registration Statements on Form S-8 (Registration No. 333-124185 and No. 333-128673) of Mobiquity Technologies, Inc., of our report dated March 3, 2014 with respect to the financial statements of Mobiquity Technologies, Inc. for the year ended December 31, 2013 appearing in this Annual Report on Form 10-K of Mobiquity Technologies, Inc. for the year ended December 31, 2014.

/s/ Messineo & Co., CPAs LLC
Clearwater, FL

April 15, 2015